EXHIBIT 11.1


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                                  EXHIBIT 11.1

                        PRE-PAID LEGAL SERVICES, INC.
                Statement re Computation of Per Share Earnings
                     (In 000's except per share amounts)



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                                                             Year Ended December 31,
                                                             -----------------------
                                                              1997     1996     1995
                                                              ----     ----     ----

BASIC EARNINGS PER SHARE:



Computation for Statement of Income
-----------------------------------

Earnings:

Net income applicable to common stockholders (a).........    $18,777  $12,455  $7,187
                                                             =======  =======  ======



Shares:
-------
Weighted average shares outstanding, (net of 747 shares
  of treasury stock) disregarding exercise of options or
  conversion of preferred stock..........................    22,127   21,332   18,947
                                                            =======  =======  =======

Earnings per common share (a)............................   $   .85  $   .58  $   .38
                                                            =======  =======  =======




DILUTED EARNINGS PER SHARE:

Computation for Statement of Income Earnings:
---------------------------------------------

Net income applicable to common stockholders (a)............ $18,777  $12,455  $7,187
Add: Dividends on assumed conversion of preferred stock.....      -        -      110
                                                             -------  -------  ------
Net income, as adjusted..................................... $18,777  $12,455  $7,297
                                                             =======  =======  ======

Shares:
Weighted average shares outstanding, (net of 747 shares of
  treasury stock)
  disregarding exercise of options or conversion of
  preferred stock...........................................  22,127   21,332  18,947
Assumed dilutive conversion of preferred stock..............     109      142     827
Assumed exercise of options and warrants based on the
  treasury stock method using average market price..........     339      845   1,634
                                                              ------   ------  ------
Weighted average number of shares, as adjusted..............  22,575   22,319  21,408
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Earnings per share - assuming dilution (a).................. $  .83   $  .56   $  .34
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(a) These amounts agree with the related amounts in the statements of income.